EXHIBIT 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements on Form S-3 (No. 333-75275, 333-125671, 333-132803, 333-140107 and 333-155530) and Form S-8 (No. 333-34079, 333-63470, 333-116072 and 333-152008) of Columbia Laboratories, Inc. of our reports dated March 25, 2008 relating to our audit of the consolidated financial statements and the financial statement schedule for the year ended December 31, 2007 which appear in this Annual Report on Form 10-K/A, Amendment No. 1 of Columbia Laboratories, Inc. for the year ended December 31, 2009. Our report dated March 25, 2008 included an explanatory paragraph that effective January 1, 2007, Columbia Laboratories, Inc. adopted Financial Accounting Standards Board Interpretation No. 48, “Accounting for Uncertainty in Income Taxes - an Interpretation of FASB Statement No. 109”.

/s/ McGladrey & Pullen, LLP

McGLADREY & PULLEN, LLP
New York, New York
April 30, 2010